Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

COMMSCOPE HOLDING COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value	Other (457(c) and 457(h))	3,200,000 (1)	$6.69 (2)	$21,408,000 (2)	0.0000927	$1,984.52

Total Offering Amounts					$21,408,000

Total Fee Offsets(3)					—

Net Fee Due					$1,984.52

(1)

Represents shares that may be issued under the CommScope Holding Company, Inc. Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Determined pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’s common stock (“Common Stock”) on the Nasdaq Global Select Market on May 20, 2022.

(3)	The Registrant does not have any fee offsets.